 Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Katapult Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	22,024,281(1)	$9.96(2)	$219,361,838.76	$153.10 per $1,000,000	$33,584.30	N/A	N/A	N/A	N/A

	Total Offering Amounts					$219,361,838.76		$33,584.30

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							$33,584.30

(1)	Consists of (i) up to 486,264 shares of Common Stock issuable upon exercise of the Warrants, subject to the terms regarding timing of exercisability contained therein, (ii) up to 21,378,017 shares of Common Stock issuable to our Class B Lenders upon the Term Loan Conversion, subject to receipt of the Requisite Stockholder Approval and (iii) up to 160,000 shares of Common Stock issuable upon exercise of the Transferred Warrants.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.96, which is the average of the high and low prices of the common stock on July 21, 2025 on the Nasdaq Global Market.